UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

FORM 8-K

Current Report Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  July 7, 2008

PRIVATEBANCORP, INC.
(Exact Name of Registrant as Specified in its Charter)

____________________________

Delaware	000-25887	36-3681151
(State or other jurisdiction of incorporation)	(Commission file number)	(I.R.S. employer identification no.)
70 West Madison Chicago, Illinois		60602 (Zip Code)
(Address of principal executive offices)

Registrant’s telephone number, including area code:  (312) 683-7100

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (See General Instruction A.2 below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02(b), (d)                                           Departure of Directors or Certain Officers; Election of Directors;Appointments of Certain Officers; Compensatory Arrangements of CertainOfficers.

Resignation of Jay Williams and Richard Jensen from PrivateBancorp, Inc.’s Board of Directors

On July 7, 2008, PrivateBancorp, Inc. (the “Company”) announced that two of its inside directors, John (Jay) B. Williams and Richard Jensen, are stepping down from the Company’s Board of Directors.  Mr. Williams is Chief Operating Officer of the Company and remains Chairman of the Board of The PrivateBank – Wisconsin.  Mr. Jensen remains Chairman and Chief Executive Officer of The PrivateBank – St. Louis.

Appointment of Norman R. Bobins to the Boards of Directors of PrivateBancorp, Inc. and The PrivateBank – Chicago

On July 7, 2008, Norman R. Bobins was appointed to the Board of Directors of the Company.  Mr. Bobins was also named Chairman of the Board of The PrivateBank and Trust Company (“The PrivateBank – Chicago”), one of the Company’s bank subsidiaries.  Mr. Larry Richman, the Company’s President and Chief Executive Officer, was previously serving as Chairman of The PrivateBank – Chicago prior to Mr. Bobins’ appointment.  Mr. Richman will continue to serve as President and Chief Executive Officer of The PrivateBank – Chicago.

Mr. Bobins was appointed as a Class II director of the Company with a term expiring at the Company’s 2009 Annual Stockholders Meeting.  The appointment of Mr. Bobins fills one of the vacancies created by the resignations of Mr. Williams and Mr. Jensen from the Company’s Board described above.  Following the appointment of Mr. Bobins, the size of the Company’s Board was decreased to 17 directors.

Mr. Bobins was appointed to the Executive Committee and Business Risk Committee of the Company’s Board of Directors and to the Executive Committee and Loan Committee of The PrivateBank – Chicago.

Mr. Bobins is the former chairman, chief executive officer and president of LaSalle Bank, having retired from LaSalle in 2007.

Compensation Arrangements with Mr. Bobins

In connection with Mr. Bobins’ appointment as a director of the Company and as Chairman of The PrivateBank – Chicago, the Company and The PrivateBank – Chicago entered into a term sheet agreement (the “Agreement”) with Mr. Bobins pursuant to which Mr. Bobins will serve in both capacities for at least three years.

Pursuant to the Agreement, Mr. Bobins is entitled to receive the same cash retainer and regular equity awards as other directors of the Company.  In addition, the Company has agreed to pay Mr. Bobins such additional cash payments as may be required for his annual compensation (cash plus the value of regular director equity awards) to equal $150,000.

As a material inducement for Mr. Bobins to join the Boards of the Company and The PrivateBank – Chicago, the Agreement provides that on the effective date of his appointment to both boards, he will receive an initial equity award of 100,000 stock options and fully vested shares of restricted stock with a value equal to $600,000.  One-half, or 50,000, of the stock options will be subject to time-vesting requirements (the “Time-Vesting Stock Options”), and will vest in equal portions on each December 31 of the years 2008, 2009, and 2010.  The other half, or 50,000, of the stock options (the “Performance Stock Options”) will vest in equal portions upon attainment of the same earnings per share performance objectives under the 2007 inducement option awards made to the Company’s executive officers.  Also, as long as Mr. Bobins continues to serve as Chairman of The PrivateBank – Chicago, he will be granted a restricted stock award valued at $600,000 on each anniversary date of the date of his appointment (the “Performance Shares”).  The Performance Shares will vest upon the attainment of the same performance objectives established under the 2007 inducement restricted stock awards made to the Company’s executive officers. If Mr. Bobins remains a director as of December 31, 2012, a minimum of 25% of the Performance Shares and Performance Stock Options will become vested even if the performance objectives have not been attained.

If Mr. Bobins voluntarily terminates his service with both boards, he will be vested in a pro rata portion of the Time Vested Stock Options, and if such termination occurs on or after January 1, 2009, he will continue to vest through December 31, 2012 in the Performance Shares and Performance Stock Options if the performance objectives are attained.  If Mr. Bobins voluntarily terminates his service with both boards prior to January 1, 2009, he will forfeit the Performance Shares and Performance Stock Options.  If Mr. Bobins’ service with the boards terminates due to a “good leaver” termination (as defined in the Agreement) (i.e., removal from both boards other than for “cause”, resignation for “good reason”, resignation due to “disability” or death – as each term is defined in the Agreement), he will become fully vested in the Time Vested Stock Options and will continue to vest through December 31, 2012 in the Performance Shares and Performance Stock Options if the performance objectives are attained.  The Performance Shares, Time-Vested Stock Options and Performance Stock Options will become fully vested upon the occurrence of a “change of control” (as defined in the Agreement).

The term sheet agreement also provides for, upon the expiration of Mr. Bobins’ existing arrangements with his prior employer, the reimbursement of certain expenses incurred by Mr. Bobins as a result of his role as Chairman of The PrivateBank – Chicago, including expenses relating to such items as office space, secretarial support, certain club dues, and an automobile and driver.

A copy of the Agreement will be filed as an exhibit to the Company’s quarterly report on Form 10-Q for the quarter ended September 30, 2008.

On July 7, 2008, the Company issued the attached press release regarding the matters described above, which is incorporated herein by reference.

Item 9.01.                      Financial Statements and Exhibits.

(d)	Exhibits.

Exhibit	Description
99.1	Press Release dated July 7, 2008

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: July 7, 2008	PRIVATEBANCORP, INC. By: /s/ Larry D. Richman Larry D. Richman President and Chief Executive Officer By: /s/ Dennis Klaeser Dennis Klaeser Chief Financial Officer

EXHIBIT INDEX

Exhibit	Description
99.1	Press Release dated July 7, 2008